EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated November 18, 2005 except for the third paragraph of Note 5, as to which the date is March 28, 2006, on the financial statements of E Energy Adams, LLC as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (March 25, 2005) to September 30, 2005 in Pre-Effective Amendment No. 4 to Form SB-2 Registration Statement of E Energy Adams, LLC dated on or about April 13, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
April 13, 2006